Exhibit 99.1

Talon International, Inc. Reports 2014 First Quarter Financial Results

12 Percent Increase in Revenue Driven by Strong Trim Sales

LOS ANGELES, CA -  Talon International, Inc. (OTCQB: TALN), a leading global supplier of zippers, apparel fasteners, trim and stretch technology products, reported financial results for the first quarter ended March 31, 2014.

Highlights

●	Sales in Q1 2014 were $11.3 million -- an 11.9% increase over Q1 2013.
●	Trim sales rise 28.1% over same sales in Q1 2013.
●	Q1 2014 Gross profit of $3.7 million – an increase of 17.6% over Q1 2013.

Financial Results

"Once again we are pleased to see continued growth and improvement throughout our business, even during our historically slowest quarter of the year,” said Lonnie Schnell, Talon's Chief Executive Officer. “We saw solid performance across our product lines, especially in Trim, as our positions with core customers continued to grow and we concentrated on adding new global brand nominations to our marquee list of customers. We ended the first quarter strongly, achieving profitability strictly from operations," Schnell continued.

Total sales for the quarter ended March 31, 2014 were $11.3 million reflecting an 11.9% year-over-year increase compared to the first quarter of 2013. Zipper sales were $5.8 million for the quarter, virtually even with zipper sales in the same period in 2013. Zipper sales reflected some softness in sales within mass merchandizing brand customers, but this was mostly offset by increased sales within our strategically focused specialty retail brand customers. Trim sales of $5.5 million in the first quarter of 2014 reflected a strong increase of 28.1% from the first quarter of 2013, as specialty customers continued to grow their core programs with the Company at an increased rate.  Sales for the quarter included $5,945 of Tekfit patented stretchable waistbands, a slight decline from Q1 2013, but evidenced the continuation of test marketing programs with several major retailers who are considering the adoption of this product into their core product categories.

Gross profit for the three months ended March 31, 2014 was $3.7 million or 32.9% of sales, as compared to $3.2 million for the first quarter of 2013; an increase of 17.6%. The gross profit increase for the quarter as compared to the same period in 2013 was principally attributable to greater overall sales volumes in the Trim segment and improved product mix of sales to specialty retailers as opposed to discount mass merchandisers, partially offset by higher manufacturing support, freight and duty costs.

Operating expenses for the three months ended March 31, 2014 were $3.6 million, reflecting an increase of $0.6 million as compared to the same period in 2013. Sales and marketing expenses totaled $1.4 million for the first quarter of 2014, an increase of $152,000 as compared to the same period in 2013 mainly due to higher compensation costs associated with the higher sales volumes. General and administrative expenses for the first quarter of 2014 totaled $2.2 million, or 19.1% of sales, compared to general and administrative expenses in the prior year of $1.7 million. The $474,000 increase in general and administrative expenses for the first quarter of 2014 is mainly attributed to a one-time receipt in 2013 of $350,000 from a settlement in a legal dispute regarding intellectual property rights, in addition to higher net compensation costs of $120,000.

“We again achieved net profitability in the first quarter (which is historically a loss quarter) of 2014, as a result of our double-digit revenue growth and keen focus on costs. We were profitable in the first quarter of 2013 as well, but that was aided by a one-time litigation settlement. In 2014, our profitability in the first quarter is strictly attributed to operations,” noted Schnell. “We expect to carry this sales and earnings momentum into the second quarter, traditionally our strongest quarter of the year, as well as throughout the full year of 2014.”

Net income for the quarter ended March 31, 2014 was $17,000 as compared to $280,000 for the same period in 2013. Net income per share applicable to common shareholders for the three months ended March 31, 2014 was $0.00 per diluted share as compared to a net loss per share applicable to common shareholders of $0.03 per diluted share for the same period in 2013; including $0.04 net loss per share previously allocated to the preferred shares which are now fully redeemed.

Forward Looking Statements

This release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on market growth, changing trends in apparel retailing, new product introductions, and the Company's ability to execute on its sales strategies, and are generally identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry, competition and capital requirements. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Conference Call

Talon International will hold a conference call on Monday, May 12, 2014, to discuss its first quarter financial results for 2014. Talon's CEO Lonnie D. Schnell will host the call starting at 4:30 P.M. Eastern Time. A question and answer session will follow the presentation.

To participate, dial the appropriate number 5-10 minutes prior to the start time, request the Talon International conference call and provide the conference ID.

Date: Monday, May 12, 2014

Time: 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)

Domestic callers: 1-877-300-8521

International callers: 1-412-317-6026

Conference ID#: TALON

A replay of the call will be available after 7:30 p.m. Eastern Time on the same day and until June 12, 2014. The toll-free replay call-in number is 1-877-870-5176 for domestic callers and 1-858-384-5517 for international. Pin number 10043114.

About Talon International, Inc.

Talon International, Inc. is a major supplier of custom zippers, complete trim solutions and stretch technology products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers worldwide. Talon develops, manufactures and distributes custom zippers exclusively under its Talon® brand ("The World's Original Zipper Since 1893"); designs, develops, manufactures, and distributes complete apparel trim solutions and products; and provides stretch technology for specialty waistbands all under its trademark and world renowned brands, Talon®, and TekFit® to major apparel brands and retailers. Leading retailers worldwide recognize and use Talon products including Abercrombie and Fitch, Polo Ralph Lauren, Kohl's, J.C. Penney, Fat Face, Victoria's Secret, Wal-Mart, Tom Tailor, Phillips-Van Heusen, Juicy Couture, and many others. The company is headquartered in the greater Los Angeles area, and has offices and facilities throughout the United States, United Kingdom, Hong Kong, China, Taiwan, India, Indonesia and Bangladesh.

Contact:

Casey Stegman

Stonegate, Inc.

Tel: 972-850-2001

casey@stonegateinc.com

TALON INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Net sales	$11,343,118	$10,139,750
Cost of goods sold	7,608,162	6,963,672
Gross profit	3,734,956	3,176,078
Sales and marketing expenses	1,415,690	1,263,992
General and administrative expenses	2,177,071	1,703,209
Total operating expenses	3,592,761	2,967,201

Income from operations	142,195	208,877
Interest expense, net	111,271	772
Income before provision for income taxes	30,924	208,105
Provision for (benefit from) income taxes, net	13,659	(72,248)
Net income	$17,265	$280,353

Series B Preferred Stock liquidation preference increase	-	(899,221)
Net Income (loss) applicable to Common Stockholders	$17,265	$(618,868)

Per share amounts:
Net income	$0.00	$0.01
Net income applicable to Preferred Stockholders	0.00	(0.04)
Basic and diluted net income (loss) applicable to Common Stockholders	$0.00	$(0.03)

Weighted average number of common shares outstanding - Basic	91,804,752	24,412,044

Weighted average number of common shares outstanding - Diluted	93,431,832	24,412,044

Net income	$17,265	$280,353
Other comprehensive income (loss) from foreign currency translation	1,092	(1,291)
Total comprehensive income	$18,357	$279,062

TALON INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,822,387	$3,779,508
Accounts receivable, net	4,080,811	3,576,925
Inventories, net	701,224	800,240
Prepaid expenses and other current assets	1,212,099	973,836
Total current assets	7,816,521	9,130,509

Property and equipment, net	575,295	614,592
Intangible assets, net	4,263,839	4,267,110
Deferred income tax assets, net	6,076,185	6,050,402
Other assets	437,507	460,226
Total assets	$19,169,347	$20,522,839

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,177,330	$7,158,938
Accrued expenses	1,960,246	2,880,764
Revolving credit loan	1,000,000	1,000,000
Current portion of term loan payable	1,666,667	1,666,667
Total current liabilities	11,804,243	12,706,369

Term loan payable, net of current portion	2,916,667	3,333,333
Deferred income tax liabilities	20,995	30,388
Other liabilities	16,417	22,169
Total liabilities	14,758,322	16,092,259

Stockholders’ Equity:
Common Stock, $0.001 par value, 300,000,000 shares authorized; 92,267,831 and 91,342,215 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	92,268	91,342
Additional paid-in capital	64,007,793	64,046,631
Accumulated deficit	(59,804,913)	(59,822,178)
Accumulated other comprehensive income	115,877	114,785
Total stockholders’ equity	4,411,025	4,430,580
Total liabilities and stockholders’ equity	$19,169,347	$20,522,839